CONTRACT NO. - RSI – 51503

AGREEMENT, made this 1st day of August 2003, by and between "Resin Systems Inc."(hereinafter "COMPANY") and "Phillip Lockwood" (hereinafter the "CONSULTANT") for the services hereinafter defined and under the following terms and conditions for RSI.

I.

CONSULTANT'S SERVICES

The COMPANY hereby engages the CONSULTANT to perform the following services under the terms and conditions herein set forth.  The CONSULTANT shall not assign or subcontract the performance of this Agreement without the prior written consent of COMPANY, which consent may be arbitrarily withheld.  The CONSULTANT, as a member of the Board of Advisors, has a scope of work as follows:

.

Services and technical expertise for the following:

•

Develop and coordinate the complete engineering solution for:

•

Composite utility pole (power & lighting) modular design (which requires joints in poles)

•

Composite utility pole (power & lighting) foundation design and installation work methods

•

Next generation filament winding equipment and work methods

•

Coordination of the transfer design and design data for initial pole designs from EPL (UK design firm) to RSI

•

Participate in the engineering design and installation of the new filament winding equipment and pole testing equipment.

Deliverables shall include but not be limited to:

•

Above outlined standards, guides and completed programs, etc. as established by the CONSULTANT and the COMPANY as required.

The CONSULTANT shall comply with COMPANY's Policies and Procedures Manual and Plans including but not limited to Safety Program, Environmental Management Plan, Engineering Project Procedures and Security Procedures while performing work at any production facilities or offices.

II.

COMPENSATION

For performance of the services set forth in Article I, the COMPANY shall pay the CONSULTANT the following compensation to be paid in the matter and the times herein set forth:

II.1

Fee Schedule

CONSULTANT's rate:

   a)

The CONSULTANT's rate is $10,000.00 CAD per month plus an additional consulting fee of

$10,000 per month is payable upon completion of work assignment.  Subject to all applicable regulatory approvals, in lieu of cash, the additional consulting fee may be used to purchase the cash equivalent in shares of RSI at date of exercise.

   b)

The Consultant's rate is full compensation for full time engagement during the term of the assignment.

   c)

In addition to the above, the COMPANY agrees to pay the CONSULTANT for all necessary travel expenses outside of Calgary at cost upon submission of a company expense report with attached receipts.

   d)

Telephone or cell phone charges incurred on COMPANY business will be reimbursed at cost (as per COMPANY -Communications Policy). The Consultant is to provide his own computer and accessory needs to perform his work.

The CONSULTANT shall submit invoices to the COMPANY, together with their relevant back-up documentation, such as a timesheet or a short note outlining technical and marketing work; assignments; RSI meetings; customer meeting; invoices; receipts, etc. monthly. The COMPANY shall pay any amounts hereunder owing the CONSULTANT within 7 days after receipt of the CONSULTANT's approved invoice in accordance with this Article.

Timesheet or summary of events documentation must be approved by the Department Manager or his designated representative.

III.

CORRESPONDENCE

All correspondence sent to COMPANY/CONSULTANT shall be addressed as follows:

COMPANY:

RESIN SYSTEMS INC.

14604 -115A AVE.

EDMONTON, AB

T5M 3C5

CONSULTANT:

Phi! Lockwood

503 Bearspaw Village Ridge

Calgary, AB

T3L 2P1

All correspondence shall be dated and signed by the authorised representative of COMPANY/CONSULTANT in accordance with COMPANY's correspondence procedure.

IV.

CONSULTANT AVAILABILITY

CONSULTANT shall be available on a full-time basis. The COMPANY reserves the right to require additional service according to corporate needs.

V.

CONSULTANT'S ACCOUNTING RECORDS

Records of expenses pertaining to all services performed by the CONSULTANT shall be kept on the basis of generally accepted accounting principles and shall be available to the COMPANY or it's authorized representative for audit purposes.

VI.

TERM OF AGREEMENT

The term of this Agreement shall commence on May 15, 2003, and continue for up to six (6) months, at which time, the CONSULTANT's services will be evaluated and a mutual agreement on the future will be made.

VII.

TERMINATION

The COMPANY and the CONSULTANT shall each have the right to terminate this Agreement, upon 30 days notice.  The COMPANY's right to terminate hereunder shall be in addition to such other remedies as are provided to the COMPANY under applicable law for breach or for nonperformance or inadequate performance of said services.

VIII.

CONFIDENTIALITY

CONSULTANT agrees not to divulge, publish, advertise or otherwise make known, either directly or indirectly, to any person, firm, association or corporation, or to use for the benefit of himself or any other person, firm, association or corporation, during the term of this Agreement and thereafter, any knowledge, information or facts relating to the business of the COMPANY, including any inventions, discoveries, improvements, processes, formulas, apparatus, equipment, methods, trade secrets, secret data and any projects, contracts, proposals, bids, negotiations or other commercial data, possessed, owned or used by the COMPANY, which he acquires in the course of or by virtue of his engagement by the COMPANY, without first obtaining the written consent of an officer of the COMPANY to do so.  All documents and papers, including all records, files, memoranda, reports, price lists, customer lists, drawings, plans and sketches, and all copies and summaries thereof, and all equipment and other materials, which the CONSULTANT shall use, prepare or come in contact with in the course of or by virtue of his engagement by the COMPANY, shall remain the sole property of the COMPANY, and upon termination of this Agreement shall be returned by the CONSULTANT to the COMPANY.

IX.

GOVERNING LAW

The terms of this Agreement shall be construed and interpreted under and all rights and duties of the parties shall be governed by the laws of the Province of Alberta.

X.

REPORTING

In performing services hereunder, the CONSULTANT will report to the COMPANY's designated representative, Paul Giannelia, Board of Advisors, Resin Systems Inc. or such other representative(s) as the COMPANY may appoint from time to time.

XI.

ENTIRE AGREEMENT

This Agreement supersedes and replaces any and all prior agreements, written or oral, between the parties. Any waiver of this Agreement, or any provision thereof, must be in writing and signed by any officer of the COMPANY.

IN WITNESS WHEREOF, the parties have set their hands to this Agreement on the day and year first above written.

WITNESS:

COMPANY.- Resin Systems Inc.

BY:___________________________

TITLE:_________________________

DATE:_________________________

WITNESS:

CONSULTANT:  Phillip Lockwood

BY:_______________________________

TITLE:____________________________

DATE:____________________________